Exhibit 99.1

Contact:  Cal R. Hoagland

Senior Vice President &

Chief Financial Officer

(650) 314-2533

crhoagland@iwv.com

www.iwv.com

FOR IMMEDIATE RELEASE

interWAVE Announces First-Quarter Fiscal 2004 Results:

•                                          InterWAVE achieves quarterly net cash generation milestone – a $2 million increase in combined cash balances

•                                          Revenues increase 54 percent compared to the prior year’s first quarter and 26 percent compared to the prior sequential quarter

•                                          Total operating expenses decrease 23 percent compared to the prior year’s first quarter and 10 percent compared to the prior sequential quarter

MOUNTAIN VIEW, Calif., October 29, 2003—interWAVE® Communications International, Ltd. (Nasdaq: IWAV), a pioneer in compact wireless voice communications systems, today announced financial results for the first fiscal 2004 quarter ended September 30, 2003.

For the quarter, interWAVE reported total revenues of $10.7 million, up 54 percent compared to $7.0 million for the comparable first quarter of fiscal 2003 and up 26 percent compared to $8.5 million in the fourth quarter of fiscal 2003.  interWAVE reported a net loss down 64% to $3.4 million, or $(0.51) per share, from a net loss of $9.6 million, or $(1.65) per share for the comparable first quarter of fiscal 2003 and down 34% compared to a net loss of $5.2 million, or $(0.76) per share, for the fourth quarter of fiscal 2003.  Net losses per share have been retroactively adjusted for a one-for-ten reverse stock split effected April 30, 2003.

Erwin Leichtle, president and chief executive officer of interWAVE, commented, “We are very pleased with this quarter’s positive financial results.  Those results include the milestone of our achieving quarterly net cash generation.  We are starting to achieve some of the benefits from the continuing implementation of our strategic plan – a plan that has and will include some tough operating changes.  In this plan, we are customer and fiscally focused, whereas our overall near-term goal is to become profitable and our continuous goals are to grow the business responsibly and enhance shareholder value.”

Mr. Leichtle continued, “We are also pleased that our independent auditors gave us an unqualified opinion on our latest annual financial statements for the fiscal year 2003 - whereas in the prior year, they included an emphasis paragraph in their report regarding our ability to continue as a going concern.  In addition, due to our improved financial performance, we were able to increase our bank credit line to $2.5 million.

Cal Hoagland, senior vice president and chief financial officer, added, “We have improved the quality of our sales and technical support teams, cut costs, and increased efficiency.  We intend to continue these operating initiatives.  We also maintained strong collections – our days sales outstanding are now at 49 days, whereas they were 70 days at the end of the prior quarter.”

During the quarter, 54 percent of interWAVE’s revenue resulted from contracts with new customers.  interWAVE recorded sales to 6 new customers during the first quarter.

William Carlin, senior vice president and chief operating officer, commented, “Follow-on business with existing customers continues to be an important aspect of our revenue mix, especially as customers deploy our technology and realize the revenue possibilities that our products create. And we are especially pleased with the frequency of new orders from entirely new customers recorded during the quarter. This trend could lead to increased follow-on business in coming quarters.”  He continued, “We are very excited with the enhancements made to our GSM product line. With a higher capacity switch and higher capacity radio, we increase our addressable market. Additionally, we have completed the design of an innovative all-internet protocol (“IP”), high quality CDMA2000 1XRTT product line. Our CDMA product line will address all markets between enterprise to medium size, rural, community networks and extension to existing metropolitan networks. Based on these new developments we look to the future with anticipation.”

interWAVE achieved quarterly net cash generation during the first quarter of fiscal 2004, increasing by $2.0 million its combined cash balances – the aggregate of cash, cash equivalents, and restricted cash.  This compares to prior quarterly net cash burns of $0.8 million for the fourth quarter of fiscal 2003 and $4.9 million for the first quarter of fiscal 2003.  The corresponding GAAP financial information and a reconciliation from net cash generation/burn to GAAP is contained in the attached financials, and available on the Investor Relations section of the Company’s website at www.iwv.com.  interWAVE’s combined cash balances at the end of September 2003 were $6.6 million.

Management’s Teleconference To Be Held Wednesday October 29, 2003

interWAVE management’s teleconference will be held Wednesday October 29, 2003 at 1:15 p.m. PT / 4:15 p.m. ET, and will be web cast live for all investors.  Interested parties can access the call by dialing (877) 858-9308 or by accessing the web cast at www.iwv.com. A replay of the call will be available at (706) 645-9291, access number 3196600 for 3 days following the call. To listen to the web cast or its replay, go to the Investor Relations page of the interWAVE Communications site at www.iwv.com and click on the web cast link.

The Company

interWAVE Communications International, Ltd. (Nasdaq:IWAV) is a global provider of compact network solutions and services that offer innovative, cost-effective and scalable networks allowing operators to “reach the unreached.”  interWAVE solutions provide economical, distributed networks intended to minimize capital expenditures while accelerating customers’ revenue generation.  These solutions feature a product suite for the rapid and simple deployment of end-to-end compact cellular systems.  interWAVE’s portable, mobile cellular networks provide vital and reliable wireless communications capabilities for customers in over 50 countries.  The Company’s U.S. subsidiary is headquartered at 2495 Leghorn Street, Mountain View, California, and can be contacted at www.iwv.com or at (650) 314-2500.

Editor’s Note: interWAVE is a registered trademark of interWAVE Communications International, Ltd.

Forward Looking Statements

This news release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause the results of interWAVE Communications International, Ltd. to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, the risks relating to interWAVE’s history of losses, the expectation of future losses, potential noncompliance with Nasdaq National Market continued listing requirements, potential lack of liquidity and capital resources, reliance on a small number of customers, complexity of products, difficulties in introducing new or enhanced products, compliance with regulations and evolving industry standards, long sales cycles, intense competition, management of global operations, the ability to retain and motivate key employees, and acquisition related risk factors including potential asset impairment, dilution of shares outstanding, cash outflow for acquisitions, increases in debt absorbed and potential post-acquisition employee retention, as well as the Risk Factors discussed in the filings and reports made from time to time by interWAVE with the Securities and Exchange Commission.

—Financial Statements Attached—

interWAVE Communications International, Ltd.
Condensed Consolidated Statements of Operations
(In thousands, except per share data - Unaudited)

	Three Months Ended,
	September 30, 2003	June 30, 2003	September 30, 2002
Total revenues	$10,715	$8,475	$6,953
Total cost of revenues	6,197	4,816	6,517

Gross profit	4,518	3,659	436

Operating expenses:
Research and development	2,235	1,989	3,700
Selling, general and administrative	5,518	3,867	5,801
	7,753	5,856	9,501

Deferred stock compensation expense	—	—	55
Losses on asset sales and asset impairments, net	—	83	105
Restructuring charges	58	2,770	485
	58	2,853	645

Total operating expenses	7,811	8,709	10,146

Loss from operations	(3,293)	(5,050)	(9,710)

Interest income (expense), net	(40)	(81)	98
Other income (expense), net	(79)	(112)	82

Loss before income taxes	(3,412)	(5,243)	(9,530)
Income tax (expense) / benefit	(11)	89	(78)

Net loss	$(3,423)	$(5,154)	$(9,608)

Net loss per share, basic and diluted – Post 10 for 1 reverse split – Note 1	$(0.51)	$(0.76)	$(1.65)

Weighted average common shares Outstanding, basic and diluted Post 10 for 1 reverse split – Note 1	6,772	6,748	5,827

interWAVE Communications International, Ltd.
Condensed Consolidated Balance Sheets
(In thousands, Unaudited)

	September 30, 2003	June 30, 2003
Assets:
Current assets:
Cash and cash equivalents – Note 2 (including restricted cash, current portion)	$6,496	$4,478
Trade receivables, net	5,777	6,584
Inventory, net	7,099	8,058
Prepaids and other current assets	2,675	2,421
Total current assets	22,047	21,541

Restricted cash, long term portion – Note 2	147	147
Property and equipment, net	3,743	4,321
Intangible assets, net	6,694	7,150
Other assets	18	118
Total assets	$32,649	$33,277

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$7,499	$5,324
Accrued expenses	4,682	5,692
Accrued compensation	1,997	2,193
Income taxes payable	418	417
Accrued restructuring expenses	1,858	1,915
Deferred revenue	1,920	2,080
Advance customer payments	4,793	1,567
Short-term borrowings	356	1,000
Current portion of notes and leases payable	697	786
Total current liabilities	24,220	20,974

Other long term liabilities	1,837	2,284
Total liabilities	26,057	23,258

Shareholders’ equity:
Common stock, net	338,354	338,292
Accumulated deficit	(330,334)	(326,911)
Other	(1,428)	(1,362)
Total shareholders’ equity	6,592	10,019

Total liabilities and shareholders’ equity	$32,649	$33,277

interWAVE Communications International, Ltd.
Notes to Condensed Consolidated Financial Statements
(In thousands, Unaudited)

Note 1 – Reverse Stock Split

The condensed consolidated financial statements for the three-month period ended September 30, 2003 and 2002 have been retroactively adjusted for a 10 for 1 reverse stock split effective April 30, 2003.

Note 2 – Combined Cash Balances and Net Cash Generation/Burn

Combined cash balances comprise cash and cash equivalents, short-term investments and restricted cash.  Net cash burn comprises the combined reduction of cash and cash equivalents, short-term investments and restricted cash.

	September 30, 2003	June 30, 2003
Combined cash balances at beginning of quarter:
Cash and cash equivalents	$4,371	$4,718
Short-term investments	—	—
Restricted cash, current portion	107	—
Restricted cash, long term portion	147	687
Combined cash balances at beginning of quarter	4,625	5,405

Combined cash balances at end of quarter:
Cash, cash equivalents and short-term investments	6,389	4,371
Short-term investments	—	—
Restricted cash, current portion	107	107
Restricted cash, long term portion	147	147
Combined cash balances at end of quarter	6,643	4,625

Net cash generation (burn) for the quarter	$2,018	$(780)

	September 30, 2003	September 30, 2002
Combined cash balances at beginning of quarter
Cash and cash equivalents	$4,371	$11,403
Short-term investments	—	2,849
Restricted cash, current portion	107	1,430
Restricted cash, long term portion	147	684
Combined cash balances at beginning of quarter	4,625	16,366

Combined cash balances at end of quarter:
Cash, cash equivalents and short-term investments	6,389	10,334
Short-term investments	—	—
Restricted cash, current portion	107	404
Restricted cash, long term portion	147	684
Combined cash balances at end of quarter	6,643	11,422

Net cash generation (burn) for the quarter	$2,018	$(4,944)